EXHIBIT 99.1

eBay Inc. Expands Board of Directors

Perry Traquina, Former Chairman & CEO of Wellington Management, and
Frank Yeary, Executive Chairman of CamberView Partners, to Join Board

New Independent Directors Add Investor Perspective and
Significant Financial and Governance Expertise

Company Reaches Standstill Agreement with Carl Icahn;
Jonathan Christodoro to Join Board as Part of Agreement

SAN JOSE, Calif.  (January 21, 2015) — eBay Inc. (Nasdaq: EBAY) today announced the appointment of Perry Traquina and Frank Yeary to its board of directors.  Separately, the company also announced it has entered into a standstill agreement with Carl Icahn, the company's largest active shareholder.

"We are delighted to add Perry and Frank, two outstanding and independent directors, to our board," said John Donahoe, President and CEO of eBay Inc.  "Their appointments are the result of significant effort by the nominating committee over the last several months to find talented new directors who will contribute valuable expertise to eBay and PayPal as we create two best in class boards.  Both of them have a deep understanding of the investment community and our shareholders, along with expertise in executive leadership, financial advising and governance. We look forward to the contributions as we progress toward the separation of eBay and PayPal and set each business on independent paths toward sustained growth and profitability."

Mr. Traquina brings a valuable market-oriented investor perspective to eBay Inc.'s board, having served as CEO and Chairman of Wellington Management, one of the world's largest investment management companies with over $900 billion of assets under management ("AUM").  Under Mr. Traquina's leadership from 2004 until his retirement at the end of 2014, Wellington more than doubled its AUM, while expanding its investment team and product line and improving its risk management function.  Mr. Traquina also fostered a culture of diversity and inclusion at Wellington.

Mr. Yeary brings extensive experience in corporate governance, M&A strategy and audit committee membership to the board.  In 2012, he co-founded CamberView Partners, a financial advisory firm dedicated to bringing independent, investor-led advice into corporate boardrooms, and currently serves as its Executive Chairman.  He has deep knowledge of financial markets and advisory services gained from his more than two decades of industry experience, including serving as Global Head of Mergers & Acquisitions for Citigroup Global Markets and Chairman of Salomon Smith Barney's Global Technology, Media and Telecommunications (TMT) Investment Banking Group.  Mr. Yeary also serves as a member of Intel's board of directors.

"I'm thrilled to join the board of such an innovative company as it embarks on a path to capitalize on eBay and PayPal's respective growth prospects," said Mr. Traquina.  "The separation is an excellent opportunity to create sustainable and lasting value – providing shareholders more targeted investment opportunities while preserving the benefits of the current relationships."

"This is an exciting time in eBay's history and I am delighted to join the board of the company that revolutionized the online shopping and payments experience for millions of consumers worldwide," said Mr. Yeary. "eBay has a tremendous leadership team and board, and I look forward to working with them to complete the separation and launch eBay and PayPal as standalone businesses with best-in-class governance structures."

The company also announced today that it has entered into a standstill agreement with investor Carl Icahn.  In addition to certain corporate governance provisions to be adopted by PayPal as an independent company at the time of its spin-off from eBay Inc., the agreement appoints Icahn Capital executive Jonathan Christodoro to eBay Inc.'s current board of directors.  The agreement with Mr. Icahn allows him to determine which board Mr. Christodoro will serve on at the time of separation.

Mr. Donahoe continued, "We are pleased to reach an agreement with Carl Icahn and to add Jonathan to the board.  This agreement reflects our alignment on separation and our shared belief in the benefits of avoiding distractions.  We look forward to contributions of all of our directors as we work to set up eBay and PayPal for success and create strong boards for each of the new companies."

With the appointments of Traquina, Yeary and Christodoro, eBay Inc.'s board is comprised of 15 directors, 13 of whom are independent.

On September 30, 2014, eBay Inc. announced that its board of directors had approved a plan to separate the company's eBay and PayPal businesses into two independent publicly traded companies in 2015, subject to customary conditions.

About Perry Traquina
Mr. Traquina had a successful 34-year career at Wellington Management, retiring in 2014.  He held a series of positions of increasing responsibility, including Assistant Vice President, Director of Global Research, Partner and President.  From 2004-2014, he served as Chairman, CEO and Managing Partner.  Mr. Traquina graduated from Brandeis University, received an MBA from Harvard Business School and is a Chartered Financial Analyst.

About Frank Yeary
Mr. Yeary currently is Executive Chairman of CamberView Partners and also serves a member of Intel's board of directors.  He previously was Co-founder and Chairman of Level Money and, from 2008-2012, was Vice Chancellor of the University of California, Berkeley, where he designed and implemented multiple financial and operating reforms.  Prior to 2008, he held a number of leadership positions at Citigroup Global Markets, including Global Head of Mergers & Acquisitions, a member of the Investment Banking Management Committee and Chairman of Salomon Smith Barney's Global Technology, Media and Telecommunications (TMT) group.  Mr. Yeary graduated from University of California, Berkeley.

About Jonathan Christodoro
Jonathan Christodoro has served as a Managing Director of Icahn Capital LP, the entity through which Carl C. Icahn manages investment funds, since July 2012.  Mr. Christodoro is responsible for identifying, analyzing and monitoring investment opportunities and portfolio companies for Icahn Capital.  Prior to joining Icahn Capital LP, Mr. Christodoro held positions at P2 Capital

Partners, LLC, Prentice Capital Management, LP and S.A.C Capital Advisors, LP. He began his investment banking career at Morgan Stanley. He earned an MBA from the University of Pennsylvania's Wharton School of Business with Distinction, and his BS in Applied Economics and Management Magna Cum Laude with Honors Distinction in Research from Cornell University.

About eBay Inc.
eBay Inc. (NASDAQ: EBAY) is a global commerce and payments leader, providing a robust platform where merchants of all sizes can compete and win. Founded in 1995 in San Jose, Calif., eBay Inc. connects millions of buyers and sellers and enabled $205 billion* of commerce volume in 2013. We do so through eBay, one of the world's largest online marketplaces, which allows users to buy and sell in nearly every country on earth; through PayPal, which enables individuals and businesses to securely, easily and quickly send and receive digital payments; and through eBay Enterprise, which enables omnichannel commerce, multichannel retailing and digital marketing for global enterprises in the U.S. and internationally. We also reach millions through specialized marketplaces such as StubHub, the world's largest ticket marketplace, and eBay classifieds sites, which together have a presence in more than 1,000 cities around the world. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.
* This adjusted number reflects decision to remove vehicles and real estate GMV from ongoing total GMV and ECV metrics (previously stated ECV for 2013 was $212 billion, incorporating vehicles and real estate GMV).

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